Exhibit 99.1

Dorian LPG Ltd. Announces Amendment To Debt Facility
STAMFORD, Conn., June 1, 2017 /PRNewswire/ -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern and ECO very large gas carriers ("VLGCs"), today announced that the Company has entered into an agreement with its lenders to amend certain terms of the Company's debt facility that closed in March 2015 (the "2015 Debt Facility"). The parties to the amendment have agreed to relax certain covenants of the 2015 Debt Facility and have also agreed to release $26.8 million of restricted cash to be applied towards future debt repayments, interest and certain fees.  Following the prepayment, amounts due under the 2015 Debt Facility are $645.4 million.
John Hadjipateras, Chairman and Chief Executive Officer of the Company, stated: "With trade fundamentals continuing to develop favorably in the global LPG market and our continued focus on our chartering policy and managing our costs, we are well positioned for the future.  We are grateful to our lending banks for their flexibility and contribution to finalizing this amendment."
Ted Young, Chief Financial Officer of the Company, added: "We are pleased to have proactively worked with our banks to secure further financial flexibility for Dorian in a manner that also reduces debt and improves our cash breakeven levels.  We believe that this amendment will give us greater potential to build our cash reserves at a low point in the cycle."
Key provisions of the amendment are highlighted below,
Liquidity
 $26.8 million of restricted cash has been released to the Company to prepay debt, interest and certain fees.  $24.8 million of the released restricted cash will be applied to the next two debt principal payments, thereby reducing the Company's cash breakeven levels by $6,176 per calendar day over the next six months.  The Company has agreed to recontribute $22.0 million to the restricted cash account over the next 12 months, unless it raises $50.0 million of common stock.
In addition, the maximum level of minimum liquidity has been permanently reduced to $40 MM, and the definition thereof has also been expanded for one year to capture other cash balances previously excluded.
Relaxation of Certain Covenants
 Minimum interest coverage ratio of consolidated EBITDA to consolidated net interest expense shall be reduced from 2.00x to 1.25x for the twelve months ending March 31, 2018 and to 1.50x for the twelve months ending March 31, 2019.  Thereafter, the covenant shall revert to the previously agreed level of 2.50.
Minimum Value (the ratio of the value of the pledged vessels to the outstanding debt) has also been amended to 125% for the twelve months ending March 31, 2018 and 130% for the twelve months ending March 31, 2019.  Thereafter, the covenant shall revert to the previously agreed level of 135%.
Other Amendments
 In the event that the Company completes a $50.0 million common stock offering, limitations related to the Company's ability to declare dividends and repurchase shares of Company stock will be eliminated, and the minimum liquidity requirement will be further decreased.  In any event, the limitation on dividends and share repurchases will terminate two years from the date hereof.
About Dorian LPG Ltd.
 Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates 22 modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.
Visit our website at www.dorianlpg.com
Forward-looking Statements
 This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.
For further information:
Dorian LPG Ltd.
Ted Young
Chief Financial Officer
(203) 674-9900
 IR@dorianlpg.com